Exhibit 5.1
WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, NY 10019-6099
July 23, 2025
McGraw Hill, Inc.
8787 Orion Place
Columbus, Ohio 43240
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to McGraw Hill, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 24,119,587 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), 8,619,587 of which may be issued under the McGraw Hill, Inc. (f/k/a Mav Holding Corporation) Stock Incentive Plan (the “Legacy Plan”) and 15,500,000 of which may be issued under the Company’s 2025 Stock Incentive Plan (the “2025 Plan”), in connection with the initial public offering contemplated (the Legacy Plan and the 2025 Plan, collectively, the “Incentive Plans”); provided, that to the extent that an award outstanding under the Legacy Plan as of the initial public offering expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the holder of the award of the full number of Shares to which the award related, the number of such shares that are undelivered, up to a maximum of 24,119,587 Shares shall be available for issuance under the 2025 Plan.
We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied without independent check or verification upon statements and certificates of officers and representatives of the Company.
We have also assumed that:
(i) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered as contemplated by the Registration Statement; and
(ii) all Shares will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.
Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, with respect to the Shares to be offered pursuant to the Registration Statement, after the Registration Statement becomes effective under the Act, such shares have been duly authorized and the Shares to be issued by the Company under the Incentive Plans, when duly issued and delivered pursuant to the terms of the Incentive Plans, will be validly issued, fully paid, and non-assessable.
This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP